AMENDMENT  NO. 2 TO MASTER SERVICES AGREEMENT

     THIS AMENDMENT is made as of the 1st day of November, 2003 by and between EXETER FUND, INC., a Maryland corporation (the "Fund") and MANNING & NAPIER ADVISORS, INC., a New York corporation ("MNA").

                                 W I T N E S S E T H:

     WHEREAS, the Fund is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Fund and MNA desire to amend that certain Master Services Agreement entered into as the 14th day of April, 2000 (the "Agreement"), in order to provide for different fees and expenses paid to MNA thereunder.

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Fee Schedule. The fee schedules (each as Schedule A to their respective appendix) to the Transfer Agent Services Appendix and Accounting Services Appendix in the Agreement are hereby replaced in their entirety by the single Fee Schedule attached hereto as Schedule A.

2. Effective Date. The terms of this Amendment shall become effective as of November 1, 2003.

3. Remainder of Agreement. Other than that which is amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the ___th day of November, 2003.

                         EXETER FUND, INC.

                         /s/ B. Reuben Auspitz
                         Name: B. Reuben Auspitz
                         Title: Chairman and Chief Executive Officer

MANNING & NAPIER ADVISORS, INC.

                              /s/ Michelle Thomas
                              Name: Michelle Thomas
                              Title: Corporate Secretary

                                   SCHEDULE A
                            Schedule of Services Fees
                                     between
                              Exeter Fund, Inc. and
                         Manning & Napier Advisors, Inc.

Exeter Fund Fees. Manning & Napier Advisors, Inc. ("MNA") shall be entitled to receive an annual fee from Exeter Fund, Inc. (the "Fund") in accordance with the following schedule:
Fund Accounting and Transfer Agency Services



Asset-Based Fee ( per annum in basis points)
        On incremental net assets of:          2004  2005  2006  2007& 2008
$                            0 - $900 million  15      13    12          11
>$900 million - $1.5 billion                   11      10     9           7
$                                 1.5 billion  7        6     5           4


     Net assets shall be aggregated across all series to determine a total fee for all series. For purposes of determining the fees payable for Fund Accounting and Transfer Agency services, the value of each Series' net assets shall be computed in the manner described in the applicable Articles of Incorporation or in such Series' offering documents (e.g., Prospectus or Statement of Additional Information) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.
The foregoing fees are subject to an annual minimum of $50,000 times the number of series for which services are provided; such minimum for any year will be pro-rated with regard to any Series in existence for only part of a year based on the number of months for which such Series was in existence versus 12. For example, if there is a total of 10 series in existence at the beginning of a year, all of which remain in existence for the whole year, and an additional Series is launched in May of such year the minimum would be $533,333 (10 x 50,000 + (50,000 x 8/12)).



Additional Fees
Per class in excess of 1 per Series:  $                               10,000 per annum
Per Account Fee (Transfer Agency):
Minimum-service* accounts > 17,500    $                              12.50 per account
Full-service* accounts > 5,000        $                              37.50 per account
Closed accounts > 10,000              $                               3.00 per account
Anti-money laundering services
Identity Checks                       0.17 per identity checked
Early warning software annual fee     $                                  575 per annum
Equifax verification                  $                                  5 per request
After-tax total return calculations   800 per annum per Series (related to Fund only)


*  Minimum-service accounts are shareholder accounts for which MNA does not provide certain services.  Such accounts are designated as such on MNA's transfer agency system.  All other open accounts are full-service accounts.




Out-of-Pocket Expenses. In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:
- Security Pricing. The Fund will reimburse MNA the following fees for providing pricing of securities in the portfolios of the Fund.



Per domestic equity security                               $0.18 per day
Per international or bond (other than municipal) security  $0.50 per day
Per municipal security                                     $0.55 per day



The foregoing fees will be charged per security regardless of how many portfolios contain such security.

-     Courier and other delivery charges
-     Telephone costs
-     Microfilm costs
-     Banking costs

General. All fees and expenses will be billed monthly in arrears and are due within 30 days of invoice date.